Exhibit 99.1

Investor Relations and Media Contact:
Christina Hachikian
(847) 653-7166

Taylor Capital Group reports net loss

of $36.0 million for the fourth quarter of 2010

High credit costs drive 2010 loss of $44.2 million;

core operating earnings up 30% in 2010

CHICAGO, IL – January 28, 2011 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the fourth quarter of 2010 and the full year 2010.

Net loss for the fourth quarter of 2010 was $36.0 million, compared to net income of $33.4 million for the third quarter of 2010. Net loss applicable to common stockholders was $38.5 million, or $2.21 per diluted share, for the fourth quarter of 2010, compared to net income applicable to common stockholders of $30.7 million, or $1.57 per diluted share, for the third quarter of 2010.

For the full year 2010, net loss was $44.2 million, compared to a net loss of $31.6 million for the full year 2009. Net loss applicable to common stockholders was $69.7 million, or $4.63 per diluted share, for the full year 2010, compared to net loss applicable to common stockholders of $43.0 million, or $4.10 per diluted share, for the full year 2009.

“The fourth quarter loss was driven by a $51.8 million provision for loan losses, largely attributable to deterioration in a number of loans to banks and bank holding companies,” said Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital Group, Inc. “The Bank’s entire portfolio of loans to banks and bank holding companies totals approximately $93 million, or 3.0% of our total loans. The loans placed on nonaccrual were previously on our watch list of criticized and classified assets. In the fourth quarter, because of further deterioration at these banks and bank holding companies, we decided to put a substantial portion of this portfolio on nonaccrual. While disappointed in the fourth quarter asset quality results, our total commercial criticized and classified loans declined more than $100 million from 2009 to 2010, as the pace of migrations into this category continues to slow.”

Hoppe continued, “We are pleased with the growth in our core business. Commercial and retail banking remain strong, and with the launch of Cole Taylor Mortgage in early 2010 and the continued growth in Cole Taylor Business Capital, our total revenue for 2010 was up more than 20%, and our annual pre-tax, pre-provision earnings from core operations increased 30%. As we begin 2011, we continue to work hard to improve asset quality, achieve sustained growth and return to profitability.”

FOURTH QUARTER 2010 AND FULL YEAR 2010 HIGHLIGHTS

Credit costs increased from 2009 to 2010, partly due to fourth quarter 2010 actions taken in the portfolio of loans to bank holding companies

•

Nonperforming loans were $149.5 million and 4.83% of total loans at December 31, 2010, compared to $118.4 million and 3.90% of total loans at September 30, 2010, and $141.5 million and 4.66% of total loans at December 31, 2009.

•

Provision for loan losses was $51.8 million for the fourth quarter of 2010, compared to $18.1 million for the third quarter of 2010. Provision for the full year 2010 was $135.0 million, compared to $89.6 million for the full year 2009.

•	At December 31, 2010, the allowance for loan losses was $116.4 million, compared to $94.1 million at September 30, 2010 and $106.2 million at December 31, 2009.

•	The allowance for loan losses as a percent of nonperforming loans was 77.89% at December 31, 2010, compared to 79.50% at September 30, 2010, and 75.06% at December 31, 2009.

•	At December 31, 2010, commercial criticized and classified loans (1) totaled $303.9 million, down from $322.3 million at September 30, 2010 and down 25.2% from $406.3 million at December 31, 2009.

Pre-tax, pre-provision earnings from core operations (2) up 30.0% from 2009 to 2010

•

Pre-tax, pre-provision earnings from core operations, also referred to as core operating earnings, totaled $16.9 million for the fourth quarter of 2010, down from $20.6 million for the third quarter of 2010. For the full year 2010, pre-tax, pre-provision earnings from core operations were $68.9 million, up 30.0% from $53.0 million for the full year 2009.

•

Revenue (defined as net interest income plus noninterest income less gains on the sales of investment securities) was $44.6 million for the fourth quarter of 2010, compared to $45.7 million for the third quarter of 2010. For the full year 2010, revenue was $167.4 million, up 20.5% from $138.9 million for the full year 2009.

•

Net interest margin decreased thirteen basis points from 3.25% for the third quarter of 2010 to 3.12% for the fourth quarter of 2010. Net interest margin was 3.17% for the full year 2010, up from 2.84% for the full year 2009.

FOURTH QUARTER 2010 AND FULL YEAR 2010 PERFORMANCE OVERVIEW

Results of Operations – Fourth Quarter 2010

Net Income and Net Income Applicable to Common Stockholders

Net loss for the fourth quarter of 2010 was $36.0 million, compared to net income of $33.4 million for the third quarter of 2010. Net loss applicable to common stockholders was $38.5 million, or $2.21 per diluted share, for the fourth quarter of 2010, compared to net income applicable to common stockholders of $30.7 million, or $1.57 per diluted share, for the third quarter of 2010.

Loss before income taxes was $35.7 million for the fourth quarter of 2010, compared to income before income taxes of $33.7 million in the third quarter of 2010. The decline from the third quarter of 2010 to the fourth quarter of 2010 was primarily due to a $39.9 million increase in credit costs (provision for loan losses plus nonperforming asset expense), as well as a decrease in gains on the sales of investment securities of $25.8 million.

Pre-tax, Pre-provision Earnings from Core Operations

Pre-tax, pre-provision earnings from core operations totaled $16.9 million for the fourth quarter of 2010, compared to $20.6 million for the third quarter of 2010. The reduction from the third quarter of 2010 to the fourth quarter of 2010 was due to an increase in salaries and employee benefits expense coupled with a reduction in net interest income as was expected to result from the sales of investment securities in the third quarter of 2010.

The Company’s core business continues to grow. Cole Taylor Business Capital, the Bank’s asset based lending group, and Cole Taylor Commercial Banking had solid fourth quarter results. Together, these business lines added 27 new client relationships in the fourth quarter of 2010, bringing new client relationships to 120 for 2010.

Cole Taylor Mortgage’s funded loans doubled from $242.4 million in the third quarter of 2010 to $493.5 million in the fourth quarter of 2010. This business unit posted a slight decrease in mortgage origination revenue from $6.3 million in the third quarter of 2010 to $5.8 million in the fourth quarter of 2010. The reduction was due to margin compression as mortgage interest rates rose and volume of interest rate lock commitments decreased during the fourth quarter of 2010. As the volume of refinances has declined nationally, this unit is refocusing on geographic expansion, qualifying to conduct business in three additional states in January 2011, bringing the total number of such states to 20.

Revenue

Revenue was $44.6 million for the fourth quarter of 2010, compared to $45.7 million in the third quarter of 2010. The decrease was due to slight reductions in net interest income, mortgage origination revenue, and other derivative income from customer interest rate exchange agreements.

Net interest income was $33.6 million for the fourth quarter of 2010, compared to $34.4 million for the third quarter of 2010. As was expected to result from the sales of investment securities in the third quarter of 2010, net interest income was negatively impacted by replacing securities that were sold in the third quarter of 2010 with new purchases of securities at current market yields. This was partially offset by increased volume of mortgage loans held for sale and lower deposit costs.

Noninterest income for the fourth quarter of 2010 was $18.0 million, compared to $44.1 million for the third quarter of 2010. The decrease was largely due to a reduction in gains from the sales of investment securities, as well as slight decreases in mortgage origination revenue and other derivative income.

Expense

Noninterest expense was $35.5 million for the fourth quarter of 2010, compared to $26.6 million for the third quarter of 2010. The increase in expense from the third quarter of 2010 to the fourth quarter of 2010 was primarily due to additional nonperforming asset expense as a result of higher write-downs and lower recoveries on other real estate and repossessed assets. Additionally, salaries and employee benefits increased due to investment in additional headcount at Cole Taylor Mortgage, as well as sales and other incentives, in the fourth quarter of 2010 compared to the third quarter of 2010.

Results of Operations – Full Year 2010

Net Income and Net Income Applicable to Common Stockholders

Net loss for 2010 was $44.2 million, compared to a net loss of $31.6 million for 2009. Net loss applicable to common stockholders for 2010 was $69.7 million, or $4.63 per diluted share, compared to net loss applicable to common stockholders of $43.0 million, or $4.10 per diluted share, for 2009. For 2010, the net loss applicable to common stockholders included a one-time, non-cash charge of $15.8 million, or $1.09 per diluted share, for the non-cash inducement to the holders of all of the Company’s Series A Preferred who converted their Series A Preferred shares into common stock in May 2010.

Loss before income taxes was $43.0 million for 2010, compared to loss before income taxes of $30.7 million in 2009. The higher loss for 2010 was primarily due to an increase in credit costs from 2009 to 2010. This increase was the result of the prolonged economic downturn that negatively affected the Chicago real estate market. Additionally, noninterest expense increased from 2009, compared to 2010, due to the investment in the newly launched Cole Taylor Mortgage. Offsetting these expense items in part was an increase in net interest income due to improved net interest margin, and mortgage origination revenue generated by Cole Taylor Mortgage in 2010.

Pre-tax, Pre-provision Earnings from Core Operations

For 2010, pre-tax, pre-provision earnings from core operations were $68.9 million, up 30.0% from $53.0 million for 2009. The year over year increase was primarily due to an improvement in net interest income and new mortgage origination revenue from Cole Taylor Mortgage.

Revenue

Revenue was $167.4 million for 2010, up 20.5% from $138.9 million for 2009.

Net interest income was $136.1 million for 2010, compared to $122.9 million for 2009. The improvement was the result of a 33 basis point increase in the net interest margin from 2.84% for 2009 to 3.17% for 2010. The increase in net interest margin was the result of lower cost deposits and the contribution from mortgage loans held for sale that were originated by Cole Taylor Mortgage, partly offset by lower yields on interest earning assets.

Noninterest income was $72.7 million for 2010, compared to $33.6 million for 2009. The increase from 2009 to 2010 was due primarily to higher gains from the sales of investment securities in the third quarter of 2010, and mortgage origination revenue generated by Cole Taylor Mortgage.

Expense

Noninterest expense was $116.8 million for 2010, compared to $97.6 million for 2009, largely due to higher salaries and employee benefits and nonperforming asset expense. The increase in salaries and employee benefits was primarily due to investment in Cole Taylor Mortgage as that business unit ramped up operations in 2010. The total number of employees of the Company increased from 443 at December 31, 2009 to 607 at December 31, 2010, reflecting the addition of approximately 150 new employees at Cole Taylor Mortgage. The increase in nonperforming asset expense was largely the result of write-downs on other real estate owned.

Credit Quality – Fourth Quarter 2010

Loan Portfolio Performance and Credit Quality

Credit quality weakened in the fourth quarter of 2010 compared to the third quarter of 2010. Nonperforming loans had been trending down since mid-2009, but increased in the fourth quarter of 2010. The increase was largely due to deterioration in the Bank’s portfolio of loans to banks and bank holding companies. Many of these bank holding companies have also been challenged by high concentrations of Chicago area real estate loans.

Nonperforming assets were $182.5 million at December 31, 2010, compared to $157.5 million at September 30, 2010. Nonperforming assets to total assets were 4.06% at December 31, 2010, compared to 3.38% at September 30, 2010.

Nonaccrual loans totaled $149.4 million at December 31, 2010, compared to $118.4 million at September 30, 2010. Commercial and industrial nonaccrual loans accounted for $30.1 million of the $31.1 million total increase in nonaccrual loans. This increase was largely due to a number of loans to banks and bank holding companies that were placed on nonaccrual status in the fourth quarter of 2010. These loans, which were already on the watch list of commercial criticized and classified assets, deteriorated further in the fourth quarter of 2010. As a result, the loans were placed on nonaccrual status during the fourth quarter of 2010, and appropriate reserves were taken. There were also minor increases in residential construction and land nonaccrual loans and commercial construction and land nonaccrual loans and a small decrease in commercial real estate nonaccrual at December 31, 2010 compared to September 30, 2010.

Other real estate and repossessed assets decreased to $33.0 million at December 31, 2010, compared to $39.1 million at September 30, 2010. The decrease was largely the result of property sales in the fourth quarter of 2010, offset slightly by additions to other real estate and repossessed assets. In the fourth quarter of 2010, the proceeds from sales of other real estate and repossessed assets were slightly higher than their total net book value.

Loans contractually past due 30 through 89 days and still accruing were $11.9 million at December 31, 2010, compared to $22.1 million at September 30, 2010.

Commercial criticized and classified loans were $303.9 million at December 31, 2010, compared to $322.3 million at September 30, 2010. This decrease was largely the result of pay downs and charge-offs in the fourth quarter of 2010, offset by new loans being placed on criticized and classified status.

Provision and Allowance for Loan Losses

The provision for loan losses was $51.8 million for the fourth quarter of 2010, compared to $18.1 million for the third quarter of 2010. The increase in the provision for loan losses of $33.7 million was primarily due to reserves established for nonaccrual loans to banks and bank holding companies, as well as specific reserves on three real estate related loans that further deteriorated in the fourth quarter of 2010.

The allowance for loan losses was $116.4 million at December 31, 2010, compared to $94.1 million at September 30, 2010. The allowance for loan losses as a percent of nonperforming loans was 77.89% at December 31, 2010, compared to 79.50% at September 30, 2010.

Credit Quality – Full Year 2010

Loan Portfolio Performance and Credit Quality

Nonperforming assets were $182.5 million at December 31, 2010, compared to $167.7 million at December 31, 2009. Nonperforming assets to total assets were 4.06% at December 31, 2010, compared to 3.81% at December 31, 2009.

Nonaccrual loans totaled $149.4 million at December 31, 2010, compared to $141.5 million at December 31, 2009. Residential construction and land nonaccrual loans decreased 67.1% from $62.8 million at December 31, 2009 to $20.7 million at December 31, 2010. The decrease in residential construction and land nonaccrual loans was offset by increases in other categories of nonaccrual loans. Commercial and industrial nonaccrual loans increased from $26.7 million at December 31, 2009 to $61.2 million at December 31, 2010, much of which occurred in the fourth quarter of 2010 due to deterioration of loans made to bank holding companies. Commercial real estate secured nonaccrual loans increased from $36.4 million at December 31, 2009 to $42.2 million at December 31, 2010. Commercial construction and land nonaccrual loans increased from $4.2 million at December 31, 2009 to $12.7 million at December 31, 2010.

Other real estate and repossessed assets were $33.0 million at December 31, 2010, compared to $26.2 million at December 31, 2009.

Loans contractually past due 30 through 89 days and still accruing were $11.9 million at December 31, 2010, compared to $13.2 million at December 31, 2009.

Commercial criticized and classified loans were $303.9 million at December 31, 2010, and decreased significantly from $406.3 million at December 31, 2009, a 25.2% reduction. This decrease was the result of resolutions of nonperforming loans including pay downs and charge-offs in 2010, as well as a reduction in the migrations to criticized and classified status from 2009 to 2010.

Provision and Allowance for Loan Losses

For 2010, the provision for loan losses totaled $135.0 million, compared to $89.6 million for 2009.

The allowance for loan losses was $116.4 million at December 31, 2010, compared to $106.2 million at December 31, 2009. The allowance for loan losses as a percent of nonperforming loans was 77.89% at December 31, 2010, compared to 75.06% at December 31, 2009.

Credit Quality Performance Summary

(in thousands)	12/31/2010	9/30/2010	Change 9/30/2010 to 12/31/2010	12/31/2009	Change 12/31/2009 to 12/31/2010

Nonperforming loans	$149,491	$118,419	26.2%	$141,462	5.7%

Nonperforming assets	$182,456	$157,482	15.9%	$167,693	8.8%

Nonperforming loans to total loans	4.83%	3.90%	23.8%	4.66%	3.7%

Allowance to nonperforming loans	77.89%	79.50%	(20.3%)	75.06%	3.8%

Balance Sheet – Fourth Quarter 2010

Assets

Total assets at December 31, 2010 were $4.49 billion, compared to $4.66 billion at September 30, 2010.

Investment securities were $1.25 billion at December 31, 2010, compared to $1.17 billion at September 30, 2010. This increase was offset by a decrease in other assets as some of the investment securities sold in the third quarter of 2010 settled in the fourth quarter of 2010.

Loans held for sale were $259.0 million at December 31, 2010, compared to $134.5 million at September 30, 2010. The increase resulted from significantly higher origination activity at Cole Taylor Mortgage in the fourth quarter of 2010.

Loans, net of allowance for loan losses, at December 31, 2010 were $2.72 billion, compared to $2.80 billion at September 30, 2010. Loan growth from new and existing relationships continued to be offset by low levels of client line utilization and resolutions of nonperforming loans from pay downs and charge-offs.

Liabilities and Stockholders’ Equity

Total liabilities at December 31, 2010 were $4.28 billion, compared to $4.38 billion at September 30, 2010.

Total deposits were $3.03 billion at December 31, 2010, compared to $2.97 billion at September 30, 2010. The largest increases in deposits were CDARS time deposits and noninterest bearing deposits, offset by decreases in NOW accounts. Offsetting the increase in total deposits was a decrease in accrued interest, taxes and other liabilities. The decrease in accrued interest, taxes, and other liabilities was due to some of the investment securities purchased in third quarter of 2010 settling in the fourth quarter of 2010.

Total stockholder’s equity decreased from $278.7 million at September 30, 2010 to $218.4 million at December 31, 2010, largely due to increases in accumulated deficit and lower accumulated other comprehensive income. Accumulated deficit increased from the third quarter of 2010 to the fourth quarter of 2010 due to the net loss applicable to common stockholders in the fourth quarter of 2010. Accumulated other comprehensive income decreased from the third quarter of 2010 to the fourth quarter of 2010 as a result of sales of investment securities in the fourth quarter of 2010, as well as rising long-term interest rates in the fourth quarter of 2010 on the remaining portfolio of investment securities.

Balance Sheet – Full Year 2010

Assets

Total assets at December 31, 2010 were $4.49 billion, compared to $4.40 billion at December 31, 2009.

Investment securities were $1.25 billion at December 31, 2010, compared to $1.27 billion at December 31, 2009. Loans held for sale were $259.0 million at December 31, 2010, compared to $81.9 million at December 31, 2009, largely a result of new mortgage origination at Cole Taylor Mortgage, as well as a reduction in bulk purchased mortgages either sold or transferred from the held for sale portfolio.

Loans, net of allowance for loan losses, at December 31, 2010 were $2.72 billion, compared to $2.85 billion at December 31, 2009. Loan growth from new and existing relationships continued to be offset by low levels of client line utilization and resolutions of nonperforming loans from pay downs and charge-offs.

Liabilities and Stockholders’ Equity

Total liabilities at December 31, 2010 were $4.28 billion, compared to $4.14 billion at December 31, 2009.

Total deposits were $3.03 billion at December 31, 2010, compared to $2.98 billion at December 31, 2009. The most significant deposit increases year over year were in money market accounts and CDARS time deposits, offset by decreases in NOW accounts and customer certificates of deposit.

Other borrowings increased to $511.0 million at December 31, 2010, from $337.7 million at December 31, 2009, due to higher balances of overnight Federal Reserve Bank borrowings and wholesale term repurchase agreements. This increase was offset by a decrease in notes payable and other advances to $505.0 million at December 31, 2010, from $627.0 million at December 31, 2009, which was due to reductions of Federal Home Loan Bank and Federal Reserve Bank advances.

Total stockholder’s equity decreased from $258.8 million at December 31, 2009 to $218.4 million at December 31, 2010. The decrease in total stockholder’s equity was primarily the result of an increase in accumulated deficit due to the net loss applicable to common stockholders for 2010, as well as a reduction in accumulated other comprehensive income due to sales of investment securities in 2010. The decrease was partially offset as a result of the execution of previously disclosed capital transactions that included the issuance of approximately $38 million of new preferred stock (Series C, D and E) and the conversion of Series A Preferred which were undertaken in 2010. These capital initiatives were executed as part of the Company’s overall capital plan.

Capital

At December 31, 2010, the Company’s Tier I Risk Based Capital ratio was 9.30%, while its Total Risk Based Capital ratio was 13.26% and its Tier I Capital to Average Assets leverage ratio was 7.18%.

All the ratios exceed the regulatory requirements for well-capitalized banks of 6.00% for Tier I Risk Based Capital, 10.00% for Total Risk Based Capital and 5.00% for Tier I Capital to Average Assets.

Conference Call and Slide Presentation

Taylor Capital Group, Inc. will host a webcast and conference call on January 28, 2011, at 9:00 am Central Time (10:00 am Eastern Time) to discuss fourth quarter 2010 and full year 2010 results and other matters. To access the call, please dial (866) 788-0546 and enter the passcode 40414142. To access streaming audio, please go to www.taylorcapitalgroup.com.

The Company will also provide a slide presentation which management will speak to during the discussion. A copy of the presentation will be available for download prior to the start of the call at www.taylorcapitalgroup.com. The presentation will not be webcast live. If you have any trouble obtaining a copy of the presentation, please call Investor Relations at (847) 653-7166.

Accompanying Financial Statements and Tables

This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Operations

•	Summary of Key Quarterly Financial Data

•	Summary of Key Year-To-Date Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio Aging

•	Funding Liabilities

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Endnotes:

(1) Commercial criticized and classified loans (special mention, substandard, and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land and commercial construction and land federal collateral codes. Excludes consumer loans.

(2) Schedules reconciling earnings in accordance with U. S. generally accepted accounting principles (“GAAP”) to the non-GAAP measurement of pre-tax, pre-provision earnings from core operations and revenue are provided in the attached tables.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might”, “contemplate”, “plan”, “prudent”, “potential”, “should”, “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the risk that our regulators could require us to maintain regulatory capital in excess of the levels needed to be considered well capitalized; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; negative developments and further disruption in the credit and lending markets impacting our business and the businesses of our customers, as well as other banks and lending institutions with which we have commercial relationships; the continued decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high volume of loans secured by commercial real estate in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with the planned growth of our new mortgage unit, including the expansion into new geographic markets; lending concentration risks; the risks associated with attracting and retaining experienced and qualified personnel, including our senior management and other key personnel in our core business lines; uncertainty in estimating the fair value of loans held for sale and the possibility that we will not be able to dispose of these assets on terms acceptable to us; security risks relating to our internet banking activities that could damage our reputation and our business; the potential impact of certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; the effect on our profitability if interest rates fluctuate, as well as the effect of our customers’ changing use of our deposit products; the ability to use net operating loss carryforwards to reduce future tax payments if an ownership change of the Company is deemed to have occurred for tax purposes; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; continuation of volatility in the capital markets; the effectiveness of our hedging transactions and their impact on our future results of operations; the conditions of the local economy in which we operate and continued weakness in the local economy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, loan syndication opportunities and competition; regulatory restrictions and liquidity constraints at the holding company level that could impair our ability to pay dividends or interest on our outstanding securities; significant restrictions on our operations as a result of our participation in the TARP CPP; the impact of changes in legislation, including the Dodd-Frank Act, or regulatory and accounting principles, policies or guidelines affecting our business, including those relating to capital requirements; and other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned “Risk Factors” in our December 31, 2009 Annual Report on Form 10-K filed with the SEC on March 29, 2010. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) Dec. 31, 2010	(Unaudited) Sept. 30, 2010	Dec. 31, 2009
ASSETS
Cash and cash equivalents	$81,329	$144,472	$48,469
Investment securities	1,254,477	1,172,600	1,271,271
Loans held for sale	259,020	134,508	81,853
Loans, net of allowance for loan losses of $116,443, $94,138 and $106,185 at Dec. 31, 2010, Sept. 30, 2010 and Dec. 31, 2009, respectively	2,718,895	2,804,293	2,847,290
Premises, leasehold improvements and equipment, net	15,890	14,862	15,515
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	40,032	36,484	31,210
Other real estate and repossessed assets, net	32,965	39,063	26,231
Other assets	90,846	312,533	81,663

Total assets	$4,493,454	$4,658,815	$4,403,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$633,300	$588,204	$659,146
Interest-bearing	2,393,606	2,384,464	2,317,654

Total deposits	3,026,906	2,972,668	2,976,800
Other borrowings	511,008	506,857	337,669
Accrued interest, taxes and other liabilities	56,697	238,397	60,925
Notes payable and other advances	505,000	490,000	627,000
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	88,835	85,545	55,695

Total liabilities	4,275,053	4,380,074	4,144,696

Stockholders’ equity:
Preferred stock, Series A	—	—	60,000
Preferred stock, Series B	100,389	99,992	98,844
Preferred stock, Series C	31,912	31,912	—
Preferred stock, Series D	4	—	—
Preferred stock, Series E	5,588	—	—
Common stock	192	192	120
Surplus	312,693	307,120	226,398
Accumulated deficit	(180,295)	(141,839)	(110,617)
Accumulated other comprehensive income, net	(22,497)	6,000	8,697
Treasury stock	(29,585)	(24,636)	(24,636)

Total stockholders’ equity	218,401	278,741	258,806

Total liabilities and stockholders’ equity	$4,493,454	$4,658,815	$4,403,502

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Interest income:
Interest and fees on loans	$38,607	$38,821	$40,180	$153,899	$159,848
Interest and dividends on investment securities:
Taxable	10,500	12,007	12,515	50,162	54,694
Tax-exempt	855	1,148	1,265	4,444	5,468
Interest on cash equivalents	5	4	5	11	20

Total interest income	49,967	51,980	53,965	208,516	220,030

Interest expense:
Deposits	9,402	10,448	14,253	44,286	69,164
Other borrowings	1,797	2,097	2,226	8,648	8,844
Notes payable and other advances	1,291	1,200	1,601	5,289	6,557
Junior subordinated debentures	1,449	1,471	1,448	5,804	6,066
Subordinated notes	2,466	2,397	1,627	8,415	6,488

Total interest expense	16,405	17,613	21,155	72,442	97,119

Net interest income	33,562	34,367	32,810	136,074	122,911
Provision for loan losses	51,798	18,128	19,002	135,002	89,611

Net interest income (loss) after provision for loan losses	(18,236)	16,239	13,808	1,072	33,300

Noninterest income:
Service charges	2,861	2,783	2,825	11,282	11,306
Trust and investment management fees	77	109	356	768	1,697
Mortgage origination revenue	5,758	6,308	—	14,261	—
Gain (loss) on disposition of bulk purchased mortgage loans	19	(410)	(656)	(2,418)	(1,961)
Gains on sales of investment securities	6,997	32,804	8,958	41,376	17,595
Other derivative income 10,	669	1,127	19	1,963	1,399
Other noninterest income	1,628	1,421	1,233	5,451	3,555

Total noninterest income	18,009	44,142	12,735	72,683	33,591

Noninterest expense:
Salaries and employee benefits	16,408	13,806	10,938	54,073	42,914
Occupancy of premises, furniture and equipment	2,637	2,668	2,672	10,612	10,376
Nonperforming asset expense	7,784	1,538	8,453	18,315	11,726
FDIC assessment	1,877	2,178	2,167	8,238	10,380
Legal fees, net	1,195	1,481	1,736	4,922	5,961
Other noninterest expense	5,595	4,975	4,253	20,601	16,250

Total noninterest expense	35,496	26,646	30,219	116,761	97,607

Income (loss) before income taxes	(35,723)	33,735	(3,676)	(43,006)	(30,716)
Income tax expense (benefit)	284	321	(647)	1,217	834

Net income (loss)	(36,007)	33,414	(3,029)	(44,223)	(31,550)
Preferred dividends and discounts	(2,448)	(2,671)	(2,880)	(9,699)	(11,483)
Implied non-cash preferred dividend	—	—	—	(15,756)	—

Net income (loss) applicable to common stockholders	$(38,455)	$30,743	$(5,909)	$(69,678)	$(43,033)

Basic earnings (loss) per common share	$(2.21)	$1.68	$(0.56)	$(4.63)	$(4.10)
Diluted earnings (loss) per common share	(2.21)	1.57	(0.56)	(4.63)	(4.10)
Weighted-average shares outstanding	17,427,676	17,742,119	10,504,027	15,049,868	10,492,911
Weighted-average diluted shares outstanding	17,427,676	20,740,215	10,504,027	15,049,868	10,492,911

SUMMARY OF KEY QUARTERLY FINANCIAL DATA

(dollars in thousands)

Unaudited

	2010				2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Condensed Income Data:
Net interest income	$33,562	$34,367	$34,678	$33,467	$32,810
Provision for loan losses	51,798	18,128	43,946	21,130	19,002
Total noninterest income	18,009	44,142	6,158	4,374	12,735
Total noninterest expense	35,496	26,646	27,467	27,152	30,219

Income (loss) before income taxes	(35,723)	33,735	(30,577)	(10,441)	(3,676)
Income tax expense (benefit)	284	321	306	306	(647)

Net income (loss)	(36,007)	33,414	(30,883)	(10,747)	(3,029)
Preferred dividends and discounts	(2,448)	(2,671)	(1,693)	(2,887)	(2,880)
Implied non-cash preferred dividends	—	—	(15,756)	—	—

Net income (loss) applicable to common stockholders	$(38,455)	$30,743	$(48,332)	$(13,634)	$(5,909)

Non-GAAP Measures of Performance (1)
Revenue	$44,574	$45,705	$40,694	$36,408	$36,587

Pre-tax, pre-provision earnings from core operations	16,862	20,597	17,282	14,194	14,821

Per Share Data:
Basic earnings (loss) per common share	$(2.21)	$1.68	$(3.35)	$(1.30)	$(0.56)
Diluted earnings (loss) per common share	(2.21)	1.57	(3.35)	(1.30)	(0.56)
Book value per common share	4.50	8.03	8.26	8.54	9.02
Weighted average shares-basic	17,427,676	17,742,119	14,408,469	10,515,668	10,504,027
Weighted average shares-diluted	17,427,676	20,740,215	14,408,469	10,515,668	10,504,027
Shares outstanding-end of period	17,877,708	18,286,842	18,312,772	11,076,197	11,076,707

Performance Ratios (annualized):
Return (loss) on average assets	(3.22)%	3.01%	(2.70)%	(0.96)%	(0.28)%
Return (loss) on average equity	(51.21)%	46.65%	(45.86)%	(16.25)%	(4.19)%
Efficiency ratio (2)	79.63%	58.30%	67.50%	74.58%	82.59%

Average Balance Sheet Data (3):
Total assets	$4,474,270	$4,447,421	$4,573,030	$4,479,495	$4,390,123
Investments	1,273,452	1,269,634	1,431,291	1,351,711	1,220,768
Cash equivalents	1,598	1,191	656	294	1,118
Loans	3,063,780	3,018,084	3,034,630	3,022,833	3,079,862
Total interest-earning assets	4,338,830	4,288,909	4,466,577	4,374,838	4,301,748
Interest-bearing deposits	2,374,297	2,389,226	2,470,356	2,312,650	2,340,487
Borrowings	1,151,370	1,101,125	1,205,590	1,245,568	1,058,628
Total interest-bearing liabilities	3,525,667	3,490,351	3,675,946	3,558,218	3,399,115
Noninterest-bearing deposits	617,158	602,903	584,246	606,604	640,590
Total stockholders’ equity	281,251	286,478	269,356	264,588	289,178

Tax Equivalent Net Interest Margin:
Net interest income as stated	$33,562	$34,367	$34,678	$33,467	$32,810
Add: Tax equivalent adjust. - investment (4)	460	618	653	662	681
Tax equivalent adjust. - loans (4)	25	25	25	25	29

Tax equivalent net interest income	$34,047	$35,010	$35,356	$34,154	$33,520

Net interest margin without tax adjust.	3.08%	3.19%	3.11%	3.09%	3.03%
Net interest margin - tax equivalent (4)	3.12%	3.25%	3.17%	3.15%	3.10%
Yield on earning assets without tax adjust.	4.58%	4.82%	4.82%	4.88%	4.99%
Yield on earning assets - tax equivalent (4)	4.62%	4.88%	4.88%	4.95%	5.05%
Yield on interest-bearing liabilities	1.85%	2.00%	2.07%	2.21%	2.47%
Net interest spread - without tax adjust.	2.73%	2.82%	2.74%	2.67%	2.52%
Net interest spread - tax equivalent (4)	2.77%	2.88%	2.81%	2.74%	2.58%

Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.
(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.
(3)	Average balances are daily averages.
(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.

SUMMARY OF KEY YEAR-TO-DATE FINANCIAL DATA

(dollars in thousands)

Unaudited

	Year To Date December 31,
	2010	2009
Condensed Income Data:
Net interest income	$136,074	$122,911
Provision for loan losses	135,002	89,611
Total noninterest income	72,683	33,591
Total noninterest expense	116,761	97,607

Loss before income taxes	(43,006)	(30,716)
Income tax expense (benefit)	1,217	834

Net loss	(44,223)	(31,550)
Preferred dividends and discounts	(9,699)	(11,483)
Implied non-cash preferred dividends	(15,756)	—

Net loss applicable to common stockholders	$(69,678)	$(43,033)

Non-GAAP Measures of Performance (1)
Revenue	$167,381	$138,907
Pre-tax, pre-provision earnings from core operations	68,935	53,026

Per Share Data:
Basic loss per common share	$(4.63)	$(4.10)
Diluted loss per common share	(4.63)	(4.10)
Book value per common share	4.50	9.02
Weighted average shares-basic	15,049,868	10,492,911
Weighted average shares-diluted	15,049,868	10,492,911
Shares outstanding-end of period	17,877,708	11,076,707

Performance Ratios (annualized):
Loss on average assets	(0.98)%	(0.70)%
Loss on average equity	(16.05)%	(10.74)%
Efficiency ratio (2)	69.76%	70.27%

Average Balance Sheet Data (3):
Total assets	$4,493,413	$4,484,575
Investments	1,331,138	1,260,083
Cash equivalents	939	1,688
Loans	3,034,898	3,171,373
Total interest-earning assets	4,366,975	4,433,144
Interest-bearing deposits	2,386,808	2,519,420
Borrowings	1,175,450	1,017,999
Total interest-bearing liabilities	3,562,258	3,537,419
Noninterest-bearing deposits	602,757	584,512
Total stockholders’ equity	275,494	293,843

Tax Equivalent Net Interest Margin:
Net interest income as stated	$136,074	$122,911
Add: Tax equivalent adjust. - investment (4)	2,393	2,944
Tax equivalent adjust. - loans (4)	100	115

Tax equivalent net interest income	$138,567	$125,970

Net interest margin without tax adjust.	3.12%	2.77%
Net interest margin - tax equivalent (4)	3.17%	2.84%
Yield on earning assets without tax adjust.	4.77%	4.96%
Yield on earning assets - tax equivalent (4)	4.83%	5.03%
Yield on interest-bearing liabilities	2.03%	2.75%
Net interest spread - without tax adjust.	2.74%	2.21%
Net interest spread - tax equivalent (4)	2.80%	2.28%

Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.
(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.
(3)	Average balances are daily averages.
(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.

SUMMARY OF KEY PERIOD-END FINANCIAL DATA

(dollars in thousands)

Unaudited

	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010	Dec. 31, 2009
Condensed Balance Sheet Data:
Investment securities	$1,254,477	$1,172,600	$1,430,419	$1,408,240	$1,271,271
Loans	3,094,358	3,032,939	3,037,664	3,006,771	3,035,328
Allowance for loan losses	116,443	94,138	100,500	100,151	106,185
Total assets	4,493,454	4,658,815	4,585,230	4,514,180	4,403,502
Total deposits	3,026,906	2,972,668	3,042,966	2,957,720	2,976,800
Total borrowings	1,191,450	1,169,009	1,203,934	1,250,830	1,106,971
Total stockholders’ equity	218,401	278,741	282,755	253,800	258,806

Asset Quality Ratios:
Nonperforming loans	$149,491	$118,419	$154,378	$141,190	$141,462
Nonperforming assets	182,456	157,482	182,547	168,545	167,693
Allowance for loan losses to total loans
(excluding loans held for sale)	4.11%	3.25%	3.40%	3.36%	3.60%
Allowance for loan losses to nonperforming loans	77.89%	79.50%	65.10%	70.93%	75.06%
Nonperforming assets to total loans plus repossessed property	5.83%	5.13%	5.95%	5.55%	5.48%

Capital Ratios (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	13.26%	14.15%	13.20%	12.34%	12.72%
Tier I Capital (to Risk Weighted Assets)	9.30%	10.39%	9.34%	9.29%	9.79%
Leverage (to average assets)	7.18%	8.04%	7.02%	7.07%	7.60%

COMPOSITION OF LOAN PORTFOLIO (unaudited)

(dollars in thousands)

The following table presents the composition of the Company’s loan portfolio as of the dates indicated:

	December 31, 2010		September 30, 2010		December 31, 2009
Loans:	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,351,862	47.7%	$1,357,252	46.9%	$1,264,369	42.8%
Commercial real estate secured	1,120,361	39.5	1,128,290	38.9	1,171,777	39.7
Residential construction & land	104,036	3.7	119,219	4.1	221,859	7.5
Commercial construction & land	106,423	3.8	130,217	4.5	142,584	4.8

Total commercial loans	2,682,682	94.7	2,734,978	94.4	2,800,589	94.8
Consumer-oriented loans	152,657	5.3	163,456	5.6	152,892	5.2

Gross loans	2,835,339	100.0%	2,898,434	100.0%	2,953,481	100.0%

Less: Unearned discount	(1)		(3)		(6)

Total loans	2,835,338		2,898,431		2,953,475
Less: Loan loss allowance	(116,443)		(94,138)		(106,185)

Net loans	$2,718,895		$2,804,293		$2,847,290

Loans Held for Sale	$259,020		$134,508		$81,853

The following tables provide details of the Company’s commercial real estate and residential construction and land portfolios:

	December 31, 2010		September 30, 2010		December 31, 2009
	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	$198,527	17.7%	$200,998	17.8%	$211,817	18.1%
Office/mixed use property	126,624	11.3	129,396	11.5	149,951	12.8
Commercial properties	153,482	13.7	138,769	12.3	144,745	12.3
Specialized – other	123,102	11.0	124,965	11.1	121,530	10.4
Other commercial properties	49,857	4.5	60,925	5.4	64,602	5.5

Subtotal commercial non-owner occupied	651,592	58.2	655,053	58.1	692,645	59.1
Commercial owner-occupied	349,028	31.2	356,312	31.6	334,744	28.6
Multi-family properties	119,741	10.6	116,925	10.3	144,388	12.3

Total commercial real estate secured	$1,120,361	100.0%	$1,128,290	100.0%	$1,171,777	100.0%

Residential construction & land:
Residential construction	$80,685	77.6%	$95,880	80.4%	$173,432	78.2%
Land	23,351	22.4	23,339	19.6	48,427	21.8

Total residential construction and land	$104,036	100.0%	$119,219	100.0%	$221,859	100.0%

CREDIT QUALITY (unaudited)

(dollars in thousands)

	At or for the Three Months Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$55	$56	$59
Nonaccrual loans:
Commercial and industrial	61,188	31,052	26,687
Commercial real estate secured	42,221	46,396	36,420
Residential construction and land	20,660	17,432	62,795
Commercial construction and land	12,734	12,232	4,245
All other loan types	12,633	11,251	11,256

Total nonaccrual loans	149,436	118,363	141,403

Total nonperforming loans	149,491	118,419	141,462
Other real estate owned and repossessed assets	32,965	39,063	26,231

Total nonperforming assets	$182,456	$157,482	$167,693

Other Credit Quality Information:
Loans contractually past due 30 through 89 days and still accruing	$11,948	$22,138	$13,206
Commercial criticized and classified loans (1)	303,923	322,252	406,306
Performing restructured loans	29,786	26,548	1,196
Recorded balance of impaired loans	170,831	133,661	141,697
Allowance for loan losses related to impaired loans	51,732	31,757	33,640

Allowance for Loan Losses Summary:
Allowance at beginning of period	$94,138	$100,500	$107,132
Charge-offs, net of recoveries:
Commercial and commercial real estate	(27,945)	(12,907)	(7,983)
Real estate – construction and land	(639)	(11,322)	(10,384)
Total consumer-oriented loans	(909)	(261)	(1,582)

Total net charge-offs	(29,493)	(24,490)	(19,949)
Provision for loan losses	51,798	18,128	19,002

Allowance at end of period	$116,443	$94,138	$106,185

Key Credit Ratios:
Nonperforming loans to total loans	4.83%	3.90%	4.66%
Nonperforming assets to total loans plus repossessed property	5.83%	5.13%	5.48%
Nonperforming assets to total assets	4.06%	3.38%	3.81%
Annualized net charge-offs to average total loans	3.85%	3.25%	2.59%
Allowance to total loans at end of period (excluding loans held for sale)	4.11%	3.25%	3.60%
Allowance to nonperforming loans	77.89%	79.50%	75.06%
30 – 89 days past due to total loans	0.39%	0.73%	0.44%

(1)	Commercial criticized and classified loans (special mention, substandard and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land and commercial construction and land federal collateral codes. Excludes consumer loans.

LOAN PORTFOLIO AGING (unaudited)

(dollars in thousands)

	As of December 31, 2010
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$1,061	—	$61,188	$1,289,613	$1,351,862	45%	$53,374

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	7,524	191,003	198,527	6%
Office/mixed use property	1,010	—	3,580	122,034	126,624	4%
Commercial properties	—	—	1,821	151,661	153,482	5%
Specialized – other	—	—	3,133	119,969	123,102	4%
Other commercial properties	—	—	—	49,857	49,857	2%

Subtotal commercial non-owner occupied	1,010	—	16,058	634,524	651,592	21%
Commercial owner-occupied	—	—	19,209	329,819	349,028	11%
Multi-family properties	4,241	—	6,954	108,546	119,741	4%

Total commercial real estate secured	5,251	—	42,221	1,072,889	1,120,361	36%	31,421

Residential construction & land:
Residential construction	—	—	19,650	61,035	80,685	2%
Land	—	—	1,010	22,341	23,351	1%

Total residential construction and land	—	—	20,660	83,376	104,036	3%	15,246

Commercial construction and land	—	—	12,734	93,689	106,423	3%	11,422

Total commercial loans	6,312	—	136,803	2,539,567	2,682,682	87%	111,463

Consumer loans	5,636	55	12,633	393,352	411,676	13%	4,980

Total loans	$11,948	$55	$149,436	$2,932,919	$3,094,358	100%	$116,443

FUNDING LIABILITIES (unaudited)

(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	December 31, 2010		September 30, 2010		December 31, 2009
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
In-market deposits:
Noninterest-bearing deposits	$617,158	20.6%	$602,903	20.1%	$640,590	21.5%
NOW accounts	268,446	9.0	300,372	10.0	224,787	7.5
Savings deposits	40,120	1.3	40,545	1.4	41,198	1.4
Money market accounts	579,990	19.4	568,014	19.0	451,953	15.2
Customer certificates of deposit	725,383	24.3	755,765	25.3	768,733	25.8
CDARS time deposits	145,808	4.9	152,170	5.1	132,231	4.4
Public time deposits	63,324	2.1	45,043	1.5	73,916	2.5

Total in-market deposits	2,440,229	81.6	2,464,812	82.4	2,333,408	78.3

Out-of-market deposits:
Brokered money market deposits	6,028	0.2	6,173	0.2	8,601	0.3
Out-of-local-market certificates of deposit	94,856	3.2	92,805	3.1	89,480	3.0
Brokered certificates of deposit	450,342	15.0	428,339	14.3	549,588	18.4

Total out-of-market deposits	551,226	18.4	527,317	17.6	647,669	21.7

Total deposits	$2,991,455	100.0%	$2,992,129	100.0%	$2,981,077	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below, as well as categorizes the Company’s deposits as “in-market” and “out-of-market” deposits:

	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
In-market deposits:
Noninterest-bearing deposits	$633,300	$588,204	$659,146
NOW accounts	248,662	304,798	307,025
Savings accounts	37,992	40,333	41,479
Money market accounts	583,365	569,346	438,080
Customer certificates of deposit	715,030	741,372	775,663
CDARS time deposits	182,879	132,313	116,256
Public time deposits	70,697	54,255	68,763

Total in-market deposits	2,471,925	2,430,621	2,406,412

Out-of-market deposits:
Brokered money market deposits	5,832	6,083	7,338
Out-of-local-market certificates of deposit	99,313	87,930	79,015
Brokered certificates of deposit	449,836	448,034	484,035

Total out-of-market deposits	554,981	542,047	570,388

Total deposits	$3,026,906	$2,972,668	$2,976,800

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)

(dollars in thousands)

The following, as of the dates indicated, reconciles the income (loss) before income taxes to pre-tax, pre-provision earnings from core operations.

	For the Three Months Ended					For the Twelve Months Ended
	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Income (loss) before income taxes	$(35,723)	$33,735	$(30,577)	$(10,441)	$(3,676)	$(43,006)	$(30,716)
Add back (subtract):
Provision for loan losses	51,798	18,128	43,946	21,130	19,002	135,002	89,611
Nonperforming asset expense	7,784	1,538	4,055	4,938	8,453	18,315	11,726
Gains on sales of investment securities	(6,997)	(32,804)	(142)	(1,433)	(8,958)	(41,376)	(17,595)

Pre-tax, pre-provision earnings from core operations	$16,862	$20,597	$17,282	$14,194	$14,821	$68,935	$53,026

The following, as of the dates indicated, reconciles net interest income to revenue.

	For the Three Months Ended					For the Twelve Months Ended
	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Net interest income	$33,562	$34,367	$34,678	$33,467	$32,810	$136,074	$122,911
Noninterest income	18,009	44,142	6,158	4,374	12,735	72,683	33,591
Add back (subtract):
Gains on sales of investment securities	(6,997)	(32,804)	(142)	(1,433)	(8,958)	(41,376)	(17,595)

Revenue	$44,574	$45,705	$40,694	$36,408	$36,587	$167,381	$138,907

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision earnings from core operations and of revenue. In the pre-tax, pre-provision earnings non-GAAP financial measure, the provision of loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities, are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income less investment securities gains and losses. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period.